Exhibit (a)(3)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF LIFE FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Life Funds (the “Trust”), dated August 13, 1998, as amended, the undersigned trustees of the TIAA-CREF Life Funds hereby establish the following four additional separate and distinct series of shares of the Trust, which shares shall all be of one class:

Growth Equity Fund

Growth & Income Fund

International Equity Fund

Social Choice Equity Fund

IN WITNESS WHEREOF, the trustees of the Trust have executed this instrument as of this ninth day of February, 2000.

/s/ John J. McCormack	/s/ Jeanmarie C. Grisi
John J. McCormack	Jeanmarie C. Grisi

/s/ Lawrence W. Franz	/s/ Richard M. Norman
Lawrence W. Franz	Richard M. Norman